Exhibit 97.1

MESA ROYALTY TRUST

The Bank of New York Mellon Trust Company, N.A., as Trustee

CLAWBACK POLICY

Purpose

The purpose of this Clawback Policy (the “Policy”) of Mesa Royalty Trust (the “Trust”) is to provide for the recoupment of Erroneously Awarded Compensation from Covered Executives in the event of an Accounting Restatement. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act, and Section 303A.14 of the New York Stock Exchange Listed Company Manual (collectively, the “Clawback Listing Standards”).

The Mesa Royalty Trust Indenture dated as of November 1, 1979 (as amended to date, the “Trust Indenture”) that governs the Trust currently does not authorize the payment of Incentive-Based Compensation to the Trustee or any officers or employees of the Trustee; this Policy therefore shall be applicable to any Incentive-Based Compensation that may be paid pursuant to authority granted under a future amendment to the Trust Indenture.

Unless otherwise defined in this Policy, capitalized terms shall have the meaning ascribed to such terms in the section entitled “Definitions” below.

Definitions

As used in this Policy, the following capitalized terms shall have the meanings set forth below.

“Accounting Restatement” means an accounting restatement of the Trust’s financial statements due to the Trust’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (i.e., a “Big R” restatement), or to correct an error that is not material to the previously issued financial statements, but that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (i.e., a “little r” restatement).

“Accounting Restatement Date” means the earlier to occur of (i) the date the Trustee concludes, or reasonably should have concluded, that the Trust is required to prepare an Accounting Restatement and (ii) the date a court, regulator, or other legally authorized body directs the Trust to prepare an Accounting Restatement.

“Applicable Period” means, with respect to any Accounting Restatement, the three completed fiscal years immediately preceding the Accounting Restatement Date, as well as any transition period (that results from a change in the Trust’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year).

“Commission” means the U.S. Securities and Exchange Commission.

“Covered Executives” means any current and former officers and employees of the Trustee who perform or performed, as applicable, significant policy-making functions for the Trust, as determined by the Trustee in accordance with the definition in Section 10D of the Exchange Act and the Clawback Listing Standards.

“Erroneously Awarded Compensation” means, in the event of an Accounting Restatement, the amount of Incentive-Based Compensation previously received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts in such Accounting Restatement, and must be computed without regard to any taxes paid by the relevant Covered Executive.

“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Trust’s financial statements and any measure that is derived wholly or in part from such measure. A Financial Reporting Measure is not required to be presented within the Trust’s financial statements or included in a filing with the Commission to qualify as a “Financial Reporting Measure.”

“Incentive-Based Compensation” means any compensation paid by the Trust that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is deemed “received” for purposes of this Policy in the Trust’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.

Administration

This Policy shall be administered by The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) of the Trust. Any determinations made by the Trustee shall be final and binding on all affected individuals.

Application of This Policy

This Policy applies to all Incentive-Based Compensation received by a person: (a) after beginning service as a Covered Executive; (b) who served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation; (c) while the Trust had a listed class of securities on a national securities exchange; and (d) during the Applicable Period. For the avoidance of doubt, Incentive-Based Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered received when the relevant Financial Reporting Measure is achieved, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition.

For the avoidance of doubt, this Policy is intended to apply only to Incentive-Based Compensation paid by or on behalf of the Trust out of proceeds received by the Trust pursuant to the terms of the Trust Indenture and the Overriding Royalty Conveyance dated November 1, 1979, as amended to date. This Policy shall not apply to any compensation paid by The Bank of New York Mellon Trust Company, N.A., in its own capacity and not in its capacity as Trustee of the Trust, to any directors, officers or employees of The Bank of New York Mellon Trust Company, N.A. or any of its subsidiaries.

Recovery of Erroneously Awarded Compensation

In the event of an Accounting Restatement, the Trust must recover Erroneously Awarded Compensation reasonably promptly, in amounts determined pursuant to this Policy. The Trust’s obligation to recover Erroneously Awarded Compensation is not dependent on the filing of restated financial statements. Recovery under this Policy with respect to a Covered Executive shall not require the finding of any misconduct by such Covered Executive or such Covered Executive being found responsible for the accounting error leading to an Accounting Restatement. In the event of an Accounting Restatement, the method for recouping Erroneously Awarded Compensation shall be determined by the Trustee in its sole and absolute discretion, to the extent permitted under the Clawback Listing Standards and in compliance with (or pursuant to an exemption from the application of) Section 409A of the U.S. Internal Revenue Code of 1986, as amended. Recovery may include, without limitation, (i) reimbursement of all or a portion of any incentive compensation award, (ii) cancellation of incentive compensation awards and (iii) any other method authorized by applicable law or contract.

Prohibition on Indemnification and Insurance Reimbursement

The Trust shall not indemnify any Covered Executives against the loss of any Erroneously Awarded Compensation. Further, the Trust is prohibited from paying or reimbursing a Covered Executive for the cost of purchasing insurance to cover any such loss. The Trust is also prohibited from entering into any agreement or arrangement whereby this Policy would not apply or fail to be enforced against a Covered Executive.

Interpretation

The Trustee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act, any applicable rules or standards adopted by the Commission, and the Clawback Listing Standards.

Required Policy-Related Disclosure and Filings

The Trust shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including disclosures required in Commission filings. A copy of this Policy and any amendments hereto shall be filed as an exhibit to the Trust’s Annual Report on Form 10-K.

Effective Date

This Policy shall be effective as of December 1, 2023 (the “Effective Date”) and shall apply to Incentive-Based Compensation that is received by Covered Executives on or after October 2, 2023, even if such Incentive-Based Compensation was approved, awarded, or granted to Covered Executives prior to such date.

Amendment; Termination

The Trustee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the Commission under Section 10D of the Exchange Act and to comply with the Clawback Listing Standards and any other rules or standards adopted by a national securities exchange on which the Trust’s securities are listed. The Trustee may terminate this Policy at any time; provided, that the termination of this Policy would not cause the Trust to violate any federal securities laws, or rules promulgated by the Commission or the Clawback Listing Standards.

Other Recoupment Rights

Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Trust pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Trust.

Relationship to Other Plans and Agreements

The Trustee intends that this Policy will be applied to the fullest extent of the law. The Trustee may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. In the event of any inconsistency between the terms of the Policy and the terms of any employment agreement, equity award agreement, or similar agreement under which Incentive-Based Compensation has been granted, awarded, earned or paid to a Covered Executive, whether or not deferred, the terms of the Policy shall govern.

Impracticability

The Trustee shall recover any excess Incentive-Based Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Trustee in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the national securities exchange on which the Trust’s securities are listed.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

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